Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2015 Third Quarter

Securities Purchase Agreements Signed for $26.1 Million to Finance Fort Knox Financial Acquisition

Sioux Falls, South Dakota – July 30, 2015, Meta Financial Group, Inc. ® (“MFG,” “Meta” or the “Company”)

Highlights for the third quarter of fiscal 2015 ended June 30, 2015

Fort Knox Financial Acquisition:

•	On July 16, 2015, Meta entered into a definitive agreement with Fort Knox Financial Services Corporation (“Fort Knox”) and its subsidiary, Tax Product Services LLC, to acquire substantially all the assets and assume specified liabilities of the companies for approximately $50 million, subject to adjustment, to be paid half in Meta common stock and half in cash. The consummation of the transaction is subject to a number of closing conditions. Fort Knox, through its Refund Advantage brand, is a leading provider of professional tax refund-transfer software used by independent Electronic Return Originators in over 10,000 locations nationwide and processes more than one million refund-transfers per year. Fort Knox offers tax refund transfer solutions through ACH direct deposit, check, and prepaid card. The Fort Knox team of professionals based in Louisville, KY, will join MetaBank as part of the transaction.

o	Excluding acquisition-related expenses, it is expected that the Fort Knox transaction will provide mid-teen percentage accretion to Meta’s earnings per share in the first full year of combined operations. Based on Fort Knox’s present revenues and expenses, Meta would have approximately 15 percent tangible book value dilution with an earn-back period of less than four years. These earnings accretion and book value dilution estimates include the impact of the stock issued to Fort Knox shareholders and the recently executed agreements for approximately $26 million of common stock through private placements with institutional investors. Meta will take over as Fort Knox’s service provider for certain services currently provided by others and anticipates distributing additional Meta products through Fort Knox’s partners over time, which Meta expects will create additional earnings accretion opportunities.

o	MFG entered into separate securities purchase agreements between June 25 and July 16, under which the Company agreed to sell to several institutional investors an aggregate of approximately 535,000 shares of its common stock, for total consideration of approximately $26 million. Meta will utilize the net proceeds from these private placements to finance the cash portion of the Fort Knox acquisition.

New and Extended Customer Relationships:

•	MetaBank ®, through its Meta Payment Systems ® (“MPS”) division, recently signed a five-year agreement to extend its relationship with NetSpend, a TSYS company and prepaid card provider of choice to self-banked consumers and the brands that serve them. MetaBank and NetSpend have been working together to issue prepaid cards for nearly ten years. MPS now has nine of its top ten prepaid program managers under contract at least through December 31, 2019 and these program managers account for approximately 74% of MPS 2015 fiscal year to date revenues. The Company believes these contracts provide continuity, a solid base, and potential for long-term growth of its deposit base and fee income.

•	MPS recently entered into a prepaid card relationship to become an issuing bank for several payment providers, including InComm, a leading prepaid product and transaction services company and program manager with corporate headquarters in Atlanta, GA.

Quarterly Results:

•	During the third quarter, MetaBank hired two new senior sales executives in its AFS/IBEX division and also added several other sales representatives. We anticipate that, as a result of these personnel additions and as the bank’s premium finance division expands nationally, loan growth will accelerate.

•	MFG’s fiscal 2015 third quarter net income totaled $4.6 million versus $4.2 million in the third quarter of 2014. Excluding $0.1 million related to gains on securities, $0.3 million related to a securities portfolio restructuring, $0.7 million of acquisition-related expenses and $0.4 million for historic and bank owned life insurance claim reimbursements, fiscal year-to-date earnings after tax would have been $4.9 million.

•	Fiscal year-to-date net income for the nine months ended June 30, 2015, was $13.4 million, compared to $12.3 million for the comparable prior year period. Excluding $1.2 million related to losses on securities, $0.3 million related to a securities portfolio restructuring, $1.6 million of acquisition-related expenses and $0.9 million for historic and bank owned life insurance claim reimbursements, fiscal year-to-date earnings after tax would have been $14.9 million. Meta had no other material exclusions similar in nature in the prior fiscal year to date period.

•	Total MPS third quarter average deposits increased by $329.5 million, or 26%, compared to the same period in 2014, due to growth in existing prepaid card programs and the addition of several new business partners. Total MFG average deposits for the fiscal 2015 third quarter increased by $291.1 million, or 19%, compared to the same period in 2014.

•	Total loans, net of allowance for loan losses, increased $158.5 million, or 32%, to $651.5 million at June 30, 2015, compared to $493.0 million at September 30, 2014. This increase primarily relates to premium finance loans and retail bank loan growth of $91.7 million and $64.5 million, respectively. Gross loans, excluding loans purchased in the recent acquisition of AFS/IBEX assets, increased 22% from June 30, 2014 to June 30, 2015. AFS/IBEX loans grew $17.6 million, or 19% (38% annualized), from the date of acquisition on December 2, 2014 to June 30, 2015.

•	MFG’s fiscal 2015 third quarter average assets grew to $2.35 billion, compared to $1.99 billion in the fiscal 2014 third quarter, an increase of 18%. Growth drivers primarily were MPS deposits, loan growth, and to a lesser extent, additions to the securities portfolio.

•	Net interest income was $14.7 million in the third quarter of fiscal 2015, an improvement of $2.8 million, or 23%, compared to $11.9 million in the third quarter of fiscal 2014. The increase was primarily driven by growth in loans receivable and increased rates achieved within the loan portfolio, along with growth in size and rates realized in other investments, particularly tax exempt municipal securities.

•	Fee income up $2.0 million, or 17%, for the fiscal 2015 third quarter from the same quarter in 2014. This increase is primarily due to the addition of new business partners and added business from existing business partners.

•	Non-performing assets (“NPAs”) were 0.33% of total assets at June 30, 2015, compared to 0.07% at March 31, 2015. This increase was mainly due to a downgrade of a large agriculture relationship which accounted for a substantial portion of the increase. Excluding the AFS/IBEX portfolio, NPAs were 0.31% of total assets at June 30, 2015.

•	Tangible book value per common share decreased by $0.90, or 3%, to $27.01 per share at June 30, 2015, from $27.91 per share at September 30, 2014. This decrease is primarily attributable to increases in goodwill and intangible assets due to the AFS/IBEX transaction, and a 13% increase in the number of common shares outstanding. Partially offsetting this reduction was an increase in retained earnings, and a slight change in accumulated other comprehensive income (“AOCI”). The tangible book value per common share excluding AOCI was $27.78 as of June 30, 2015, compared to $28.47 as of September 30, 2014. Book value per common share outstanding increased by $1.79, or 6%, to $30.13 per share at June 30, 2015, from $28.33 per share at September 30, 2014.

•	Overall cost of funds at MetaBank was 0.11% during the fiscal 2015 third quarter, compared to 0.14% for the prior year third quarter.

•	Return on average assets (“ROA”) for the nine months ended June 30, 2015, was 0.78%, compared to 0.86% for the same period in 2014. ROA for the nine months ended June 30, 2015 would have been 0.87%, after the aforementioned income and expense exclusions.

•	Return on average equity (“ROE”) for the nine months ended June 30, 2015, was 9.07%, compared to 10.80% for the same period in 2014. ROE for the nine months ended June 30, 2015 would have been 10.04%, after the aforementioned income and expense exclusions.

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported fiscal 2015 third quarter net income of $4.6 million, or 66 cents per diluted share, compared to $4.2 million, or 68 cents per diluted share, for the prior year fiscal third quarter. Fiscal year-to-date net income for the nine months ended June 30, 2015 was $13.4 million, or $2.03 per diluted share, compared to $12.3 million, or $1.99 per diluted share, for the comparable prior year period.

“Meta’s third quarter results portray our strong growth trajectory and transformational year,” said Chairman and CEO J. Tyler Haahr.  Mr. Haahr commented, “The market’s excitement about Meta is evident based on the recent increase in our share price and our ability to successfully sign agreements for over $26 million of stock through private equity placements at market value.  This capital will help us fund the recently announced Fort Knox Financial acquisition which is expected to close before the end of our 2015 fiscal year.  We expect the Fort Knox transaction will enhance our mission of “financial inclusion for all” and further diversify our business while bolstering earnings.

In addition, average MPS deposits grew by 26% from the third quarter of fiscal 2014.  MPS accomplishments also included a contract extension with NetSpend and the addition of new partners, such as InComm, to the Meta family.  Our loans for the year grew by 32%.  Excluding loans we acquired through the AFS/IBEX acquisition in December 2014, loan growth was 17% for the first nine months of the fiscal year and 22% from June 30, 2014 to June 30, 2015.  Our deposit and loan pipelines remain strong.

AFS/IBEX has successfully integrated into MetaBank and added two senior sales executives and other producers in recent months which will assist in its nationwide growth.  The AFS/IBEX portfolio grew by 10%, from $83.2 million at March 31, 2015 to $91.7 million at June 30, 2015, with growth expected to accelerate.”

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/2015	3/31/2015	6/30/2014	6/30/2015	6/30/2014
Net Interest Income - millions	$14.7	$15.3	$11.9	$43.5	$34.0
Non Interest Income - millions	15.4	15.0	12.5	43.1	39.1

Net Income - millions	4.6	5.2	4.2	13.4	12.3
Diluted Earnings per Share	0.66	0.78	0.68	2.03	1.99

Net Interest Margin	3.00%	3.06%	2.86%	3.01%	2.78%
Non-Performing Assets - % of Total Assets	0.33%	0.07%	0.04%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary
Revenue
Total revenue for the fiscal 2015 third quarter was $30.1 million, compared to $24.4 million for the same quarter last year, an increase of $5.7 million, or 23%.  Total revenue for the nine months ended June 30, 2015 was $86.6 million, compared to $73.1 million for the same period in 2014, an increase of $13.5 million, or 18%, due primarily to amplified income from loan growth, including the Bank’s AFS/IBEX division.

Net Income
The Company recorded net income of $4.6 million, or 66 cents per diluted share, for the three months ended June 30, 2015, compared to net income of $4.2 million, or 68 cents per diluted share, for the same period in fiscal year 2014.  The increase in net income was primarily due to an increase of $2.7 million in net interest income and, an increase of $2.1 million in card fee income, and a decrease in $0.8 million in tax expense, offset by an increase of $5.6 million in non-interest expense and a $0.4 million increase in provision for loan losses.

The Company recorded net income of $13.4 million, or $2.03 per diluted share, for the nine months ended June 30, 2015, compared to $12.3 million, or $1.99 per diluted share, for the same period in fiscal year 2014.  Net earnings for the nine month period ended June 30, 2015 were primarily impacted by an increase of $9.6 million in net interest income and an increase of $3.9 million in card fee income, offset primarily by a $12.7 million increase in non-interest expense.

Net Interest Income
Net interest income for the fiscal 2015 third quarter was $14.7 million, up $2.8 million, or 23%, from the same quarter last year, primarily due to growth in loan volume and rates achieved on loans receivable.  Additionally, the overall increase was driven by higher volume and yields attained from other investments, primarily AA and AAA rated general obligation (“GO”) municipal bonds.  Also, interest expense decreased from the comparable 2014 quarter.

Net Interest Margin (“NIM”) increased from 2.86% in the fiscal 2014 third quarter to 3.00% in the fiscal 2015 third quarter.  The Company’s interest income and NIM realized in the current quarter were temporarily depressed due to a securities portfolio restructuring.  Meta executed upon an opportunity to sell relatively low book yield taxable securities, and redeploy the proceeds in high quality tax exempt municipal securities at relatively high yields, particularly on a taxable equivalent basis.  This restructuring intentionally corresponded with what we observed in the overall level of interest rates;  the Company opportunistically sold two MBS securities at a point in time when overall longer term interest rates had materially declined and replaced them over time with municipal securities in significant volume during periods of higher overall longer term rates, thereby taking advantage of lower rates on the sale and higher rates on the redeployment of funds.  The temporary delay in reinvestment in municipal securities, as the Company repurchased the corresponding volume of high quality municipal securities at what it believed to be attractive pricing, came with an opportunity cost of being un-invested for a period of time.  The Company notes this negatively impacted interest income and NIM.  When combining the opportunity costs of this lost income assuming no trade date and settle date timing issues with the MBS, had the MBS sales received only a partial month’s accrual, rather than a full month due to timing of the sale, interest income would have been higher by over $260,000 on a pretax basis and over $330,000 on taxable equivalent basis.  In summary, the Company sacrificed immediate income during the quarter for what the Company estimates will be an income increase going forward.  The Company estimates, when all purchases are settled, a monthly increase in income of over $80,000 and $140,000 from the restructuring on a pretax and taxable equivalent basis, respectively, which equates to an annual increase in income of over $960,000 and $1,650,000 on a pretax and a taxable equivalent basis, respectively, while only extending overall portfolio duration by under 0.25 years and improving convexity.  These estimates are based on static three month conditional prepayment rate (“CPR”) speeds on the MBS sold, and no increase in rate on the floating rate security sold.

Overall, tax equivalent yield (“TEY”) on average earning assets increased by 11 basis points in the 2015 third quarter, compared to the 2014 third quarter, primarily driven by improved earning asset mix, including a 41% increase in volume within the loan portfolio as well as a 26 basis point increase in loan yields, and increased yields and volume achieved in other investments, particularly tax exempt municipal securities.  The yield achieved on this growing loan portfolio is much higher than similar duration investments, particularly for the AFS/IBEX loans, making the increased loan portfolio asset mix more desirable.   The fiscal 2015 third quarter TEY on MBS decreased by 54 basis points.  The Company attributes a portion of this decline to the timing of the sale of the two MBS as part of the portfolio restructuring.  Non-MBS investment securities increased by 26 basis points, compared to the same prior year quarter.  The 2015 third quarter TEY on the securities portfolio decreased by 8 basis points compared to the comparable prior year quarter driven by lower yields achieved in the MBS portfolio.  Furthermore, the increase in non-interest-bearing liabilities was another key factor driving the improvement in NIM and highlights the competitive advantage of the continuous growth of the MPS deposit base, particularly if interest rates rise.  Also contributing to the increase in NIM in the most recent quarter was a decrease of four basis points in the cost of interest-bearing liabilities.

The Company’s average interest-earning assets for the fiscal 2015 third quarter grew by $367.8 million, or 20%, to $2.25 billion from the same quarter last year primarily from growth in the loan and securities portfolios of $185.0 million and $177.2 million, respectively.

Overall, the cost of funds for all deposits and borrowings decreased by three basis points, to 0.11%, during the fiscal 2015 third quarter from 0.14% in the fiscal 2014 third quarter.  This reduction resulted primarily from continuous growth in non-interest-bearing deposits generated by MPS programs as well as a decrease in the average rate on time deposits.  The Company believes its lower and more stable cost of funds are distinct and significant competitive advantages, both now and even more so if interest rates rise.  During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less than at many other banks, while asset yields increase, particularly the floating rate assets, the renewal at potentially higher rates of the short term AFS/IBEX loans, and high coupon MBS realized yield increases, as well as new non-interest bearing deposits being deployed at higher rates, thus providing potential for better NIM.  For example, the Company estimates, based on projections provided by the Yield Book software, on its fixed rate MBS portfolio as of June 30, 2015, in a +50, +100, and +200 immediate, parallel shocked interest rate environment, interest earned on its fixed rate MBS securities and reinvested principal over one year’s time would increase by $4.4 million, $5.8 million, and $6.8 million, respectively, from the current, historical three month CPR income amount.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2015 third quarter increased $332.2 million, or 19%, from the same quarter last year, to $2.10 billion.  This increase was generated primarily from an increase in MPS-related non-interest bearing deposits of $329.5 million, or 26%, compared to the same quarter last year, offset by design by decreases in certificates of deposit.

Net interest income for the nine months ended June 30, 2015, was $43.5 million, up $9.6 million, or 28%, from the same period in fiscal 2014.  Contributing to this increase was a 20 basis point increase in asset yields, a higher proportion of loans as a percentage of total interest earning assets, and increased volume in loans and other investment securities, as well as a six basis point decrease in the average rate paid on interest-bearing liabilities.  Average earning assets and interest bearing liabilities for the nine months ended June 30, 2015 have increased 19% and 5%, respectively.  The tax-equivalent yield of MBS and other investments was 2.67% for the nine months ended June 30, 2015, and 2.59% for the same period in 2014. The securities portfolio yield for this time period was also affected by the aforementioned restructuring.

Non-Interest Income
Fiscal 2015 third quarter non-interest income of $15.4 million increased $2.9 million, or approximately 24%, from $12.5 million in the same quarter of 2014, primarily due to increased card fee income from new and existing business partners of $2.0 million, or 17%.

Non-interest income for the nine months ended June 30, 2015, increased $3.9 million, or 10%, from $39.1 million in the same period in the prior fiscal year, due primarily to an increase in card fee income.  MPS fee income increased by $3.9 million, or 11%, due to growth in MPS programs during the first nine months of the fiscal year.

Non-Interest Expense
Non-interest expense increased $5.7 million, or 30%, to $24.5 million for the fiscal 2015 third quarter, compared to $18.8 million for the same period in 2014.  Compensation expense increased $2.8 million, or 30%, mainly as a result of additional employees added to support Company growth initiatives, the AFS/IBEX transaction and the anticipated Fort Knox transaction, and to prepare for other potential acquisition and growth opportunities.  Other expense increased $1.5 million, with $0.7 million relating to AFS/IBEX division operating expenses, $0.3 million in regulatory expenses primarily relating to an increase in FDIC insurance due to recently issued brokered deposit classification guidance, and $0.2 million related to the proposed Fort Knox acquisition.

Fiscal year-to-date 2015 non-interest expense increased by $12.7 million, or 22%, to $70.3 million from $57.6 million for the same period in 2014.  Compensation expense increased $6.0 million, or 21%, year-to-date versus the same period last year due primarily to a 27% increase in overall staffing.  In addition, occupancy and equipment expense increased $1.4 million and other expense increased $3.5 million during the same periods primarily due to the aforementioned increases in AFS/IBEX division operating expenses, regulatory expenses, and overall Company growth initiatives.

Income tax expense for the fiscal 2015 third quarter was $0.3 million, or an effective tax rate of 5.5%, compared to tax expense of $1.1 million, or an effective tax rate of 20.3%, for the 2014 third quarter.  The decrease in the effective tax rate is mainly due to an increase in tax exempt income compared to pre-tax book income, highlighting one of the benefits of the current and growing high quality tax exempt municipal portfolio.  For the first nine months of fiscal year 2015, the effective tax rate was 10.2%.

Loans
Total loans, net of allowance for loan losses, increased $158.5 million, or 32%, to $651.5 million at June 30, 2015, compared to September 30, 2014.  This increase primarily relates to commercial insurance premium finance loans and retail bank loan growth of $91.7 million and $64.5 million, respectively.  Loan growth for the Retail Bank from June 30, 2014 to June 30, 2015, was $86.6 million, or 19%.

The Company recorded a provision for loan losses of $1.3 million during the nine months ended June 30, 2015, primarily due to loan growth and to the downgrade of an agriculture lending relationship.  The allowance for loan losses was $6.2 million, or 1.1% of outstanding loans, at June 30, 2015, compared to an allowance of $5.4 million, or 1.1% of total loans, at September 30, 2014.  The Retail Bank and MPS allowance coverage ratio at June 30, 2015, was 1.06% of total loans, while the allowance related to the AFS/IBEX portfolio is 0.25%, which is in line with historical loss experience and industry averages.

Credit Quality
MetaBank’s NPAs at June 30, 2015, were $7.6 million, representing 0.33% of total assets, compared to $1.0 million and 0.05% of total assets, at September 30, 2014.  The main reason for this increase is the downgrade of an agricultural relationship during the third quarter.  Excluding the AFS/IBEX portfolio, NPAs were 0.31% of total assets at June 30, 2015.  Consistent with September 30, 2014, there were no NPAs within the MPS segment at June 30, 2015.

Investments
Total investments and MBS increased by $68.2 million, or 5%, to $1.49 billion at June 30, 2015, as compared to September 30, 2014.  During this nine-month period, investment securities increased $130.1 million primarily resulting from purchases of non-bank qualified (“NBQ”) municipal securities, and MBS decreased by $61.9 million.

Average TEY on the securities portfolio decreased eight basis points in the third quarter of 2015 from the same quarter of 2014, partially due to the aforementioned restructuring where immediate income was forgone for future income improvement.  Yields improved on non-MBS investment securities by 26 basis points in the third quarter of 2015 over the same quarter of 2014, mainly due to increased yields achieved in NBQ municipal securities.  Yields decreased within MBS by 54 basis points in the third quarter of 2015 from the same quarter of 2014, with a portion of the decrease related to the portfolio restructuring and also as a result of increased premium amortization related to lower interest rates early in the calendar year.  The Company anticipates decreased premium amortization and thus higher yields, with the recent increase in interest rates, the recent portfolio restructuring, and focus on minimizing prepayment speed increases by selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to these increased prepayment speeds, while still allowing yields to increase if interest rates increase further.

Total investments and MBS increased by $173.7 million, or 13%, to $1.49 billion at June 30, 2015, compared to June 30, 2014.  Investment securities increased $183.2 million primarily from purchases of NBQ municipal securities.  MBS decreased $9.5 million as sales and paydowns exceeded purchases.

The Bank continues to execute its investment strategy of primarily purchasing AA and AAA rated GO, NBQ municipal bonds; however, the Bank also reviews opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise.  The NBQ municipal bonds are tax exempt and as such have a TEY higher than their book yield.  With the Company’s large volume of non-interest-bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities
Total average deposits for the fiscal 2015 third quarter increased by $291.1 million, or 19%, compared to the same period in 2014.  Total end-of-period deposits increased $146.7 million, or 11%, to $1.51 billion at June 30, 2015, compared to September 30, 2014.  Average non-interest-bearing checking deposits for the 2015 third quarter were up $333.9 million, or 26%, compared to the same period in 2014.  Non-interest-bearing checking was up $194.5 million at June 30, 2015, from September 30, 2014.  The average balance of total deposits and interest-bearing liabilities was $2.10 billion for the three-month period ended June 30, 2015, compared to $1.77 billion for the same period in 2014.

Business Segment Performance
Meta Payment Systems
For the fiscal 2015 third quarter, MPS recorded earnings of $2.7 million, compared to $1.7 million during the same period last year, primarily due to increased card fee income, offset by higher investments in personnel to prepare for and leverage anticipated future growth and to develop and market new products and services.  Total third quarter average MPS-generated deposits increased by $329.5 million, or 26%, due to growth in prepaid card programs, compared to the same quarter in 2014.

Retail Bank
The Retail Bank segment recorded earnings of $1.5 million for the third quarter of fiscal 2015, compared to earnings of $2.7 million in the third quarter of 2014.  The decrease was primarily due to provision for loan losses related to loan growth and the downgrade of an agriculture lending relationship in the third quarter of fiscal 2015.

Capital Ratios
At June 30, 2015, the Bank exceeded federal regulatory minimum capital requirements to remain classified as a well-capitalized institution.  The Company took the AOCI opt-out election; under the new rule, non-advanced approach banking organizations were given a one-time option to exclude certain AOCI components.  The Company’s Tier 1 (core) capital to adjusted total assets ratio was 8.91%, compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 19.08%, compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 20.07%, compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 20.68%, compared to a well-capitalized requirement of 10.0%.  The Company’s Tier 1 (core) capital to average adjusted total assets ratio was 8.91%.  The foregoing capital amounts and ratios are estimated.

MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio for the quarter was 8.63%.

The table below includes certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies.  Management reviews these measures along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)

	Company		Bank		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
At June 30, 2015	Actual Amount	Ratio	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

Tier 1 (core) capital (to adjusted total assets)	$208,010	8.91%	$201,302	8.63%	$93,342	4.00%	$116,678	5.00%
Common equity Tier 1 (to risk-weighted assets)	197,700	19.08	201,302	19.54	46,353	4.50	66,955	6.50
Tier 1 (core) capital (to risk-weighted assets)	208,010	20.07	201,302	19.54	61,805	6.00	82,406	8.00
Total qualifying capital (to risk-weighted assets)	214,346	20.68	207,638	20.16	82,406	8.00	103,008	10.00

(1) Regulatory capital amounts and ratios are estimated.

The following table provides a reconciliation of the amounts included in the table above.

Reconciliation:

Standardized Approach (1)
June 30, 2015
(Dollars in Thousands)

Total equity	$209,270
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	11,412
LESS: Certain other intangible assets	4,039
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	1,506
LESS: Net unrealized gains (losses) on available-for-sale securities	(5,387)
Common Equity Tier 1 (1)	197,700
Long-term debt and other instruments qualifying as Tier 1	10,310
Total Tier 1 capital	208,010
Allowance for loan losses	6,336
Total qualifying capital	214,346

(1)	Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio. Those changes became effective for the Company on January 1, 2015, and are being fully phased in through the end of 2021. The capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank® (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including statements contained in this earnings release, in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects: the potential of the acquisition of Fort Knox and TPS, including but not limited to, its accretive impact on earnings per share, the potential for improved earnings, the anticipated tangible book value and earn-back period and its effects on the Company’s growth, future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. Actual results may differ materially from those contained in the forward-looking statements contained in this announcement.  The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the transaction may not occur on a timely basis or at all, the businesses of the Bank and Fort Knox may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of Fort Knox products by the Bank may not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former or current employees of Fort Knox, may be greater than expected; the risk that the Company may incur unanticipated or unknown losses or liabilities if it completes the transaction with Fort Knox; the strength of the United States’ economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	June 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$20,405	$29,832
Investments and mortgage-backed securities	1,491,421	1,423,149
Loans receivable, net	651,530	493,007
Other assets	146,627	108,043
Total assets	$2,309,983	$2,054,031

Liabilities
Deposits	$1,513,207	$1,366,541
Other borrowings	556,588	497,721
Other liabilities	30,918	14,967
Total liabilities	2,100,713	1,879,229

Stockholders' equity	209,270	174,802
Total liabilities and stockholders' equity	$2,309,983	$2,054,031

Consolidated Statements of Operations

	For the Three Months Ended June 30:		For the Nine Months Ended Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2015	2014	2015	2014

Interest income	$15,254	$12,566	$45,244	$35,790
Interest expense	593	638	1,727	1,831
Net interest income	14,661	11,928	43,517	33,959
Provision for loan losses	700	300	1,341	600

Net interest income after provision for loan losses	13,961	11,628	42,176	33,359
Non-interest income	15,424	12,481	43,068	39,131
Non-interest expense	24,473	18,837	70,305	57,641

Income before income tax expense	4,912	5,272	14,939	14,849
Income tax expense	272	1,068	1,523	2,500

Net income	$4,640	$4,204	$13,416	$12,349

Earnings per common share
Basic	$0.67	$0.69	$2.05	$2.02
Diluted	$0.66	$0.68	$2.03	$1.99

Selected Financial Information

For the Nine Months Ended June 30,	2015	2014

Return on average assets	0.78%	0.86%
Return on average equity	9.07%	10.80%
Average shares outstanding for diluted earnings per share	6,616,450	6,196,963

At Period Ended:	June 30, 2015	September 30, 2014

Equity to total assets	9.06%	8.51%
Book value per common share outstanding	$30.13	$28.33
Tangible book value per common share outstanding	$27.01	$27.91
Tangible book value per common share outstanding excluding AOCI	$27.78	$28.47
Common shares outstanding	6,946,450	6,169,604
Non-performing assets to total assets	0.33%	0.05%